INTELLECTUAL PROPERTY RIGHTS PURCHASE AND TRANSFER AGREEMENT

This Intellectual Property Rights Purchase and Transfer Agreement (this “IP Purchase Agreement” or “Agreement”) is effective this 17th day of December 2020, by and between Advanced Neural Dynamics, Inc. (“AND”) located at the Pennsylvania Biotechnology Center (“PBC”) at 3805 Old Easton Road, Doylestown, PA 18902; and Fox Chase Chemical Diversity Center, Inc. (“FOX”) located at the PBC at 3805 Old Easton Road, Doylestown, PA 18902; Douglas Brenneman, Ph.D, located at 121 Kingston Way, North Wales, PA 19454 (“Brenneman”), (collectively, “TRANSFERORS”) and Neuropathix, Inc., a Delaware corporation (“NPTX”) (hereinafter, “Acquiror” or “NPTX”). Each of Transferor and the Acquiror shall be referred to separately herein as a “Party” and together as the “Parties.”

RECITALS

A.  TRANSFERORS currently own certain Intellectual Property Rights identified on Exhibit A – Schedule of Assets (the “Assets”), including but not limited to Patents, Pending Patents, and Continuation in Part, Applications, etc. listed thereon.

B.  Upon the Closing Date, TRANSFERORS shall transfer to Acquiror the Assets free of any and all encumbrances, third party licenses and sub-licenses, liens and debts owing and outstanding thereunder the Assets; and Acquiror accepts all rights to the Assets and wishes to purchase the Assets for the Consideration set forth in Section 2 below (the “Transaction”).

C.  Acquiror wishes to purchase the Assets for the Purchase Price set forth in Section 2 below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Definitions

As used herein, the following terms shall have the following meanings:

A.  Intellectual Property Rights. The term “Intellectual Property Rights” means all rights, titles and interests that would otherwise belong to TRANSFERORS as described in Exhibit A hereto, including but not limited to: (i.) royalties, and milestone payments; (ii.) patents, patent applications, patent disclosures and inventions; (iii.) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice); (iv.) know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data; and (vii) copies and tangible embodiments thereof (in whatever form or medium).

B.  Closing. The term “Closing” or “Closing Date(s)” shall have the meaning ascribed to it in Section 3.

C.  Closing Date Payment. The term “Closing Date Payment” shall have the meaning ascribed to it in Section 3.

D.  Agreement. The term “Agreement” shall mean this instrument and all Schedules and Exhibits attached hereto.

E.  Closing. The term “Closing” or “Closing Date” shall have the meaning ascribed to it in Section 3.

F.  Closing Date Payment. The term “Closing Date Payment” shall have the meaning ascribed to it in Section 3.

G.  Material Adverse Effect. The term “Material Adverse Effect” shall mean events which have an adverse effect in the aggregate which, measured in dollars, exceeds the sum of $15,000.

H.  Material Contract. The term “Material Contract” shall have the meaning ascribed to it in Section 5(C.).

I.  Proration Date. The term “Proration Date” shall mean the specific date set for Closing in Section 3 or any subsequent date set for Closing, provided that the actual date of Closing occurs within five (5) business days after said date set for Closing.

J.  Affiliate of TRANSFERORS. The term “Affiliate of TRANSFERORS” shall mean (i) any individual, partnership, corporation, or other entity or person which is owned or controlled directly or indirectly by TRANSFERORS; (ii) any other individual, partnership, corporation, or other entity or person which controls or is controlled by or under common control with TRANSFERORS; and (iii) any officer, director, partner, or owner of 10 percent or greater equity or voting interest in any such other corporation, partnership, or other entity or person.

K.  Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

L.  Agreement. The term “Agreement” shall mean this instrument and all Schedules and Exhibits attached hereto.

Terms and Conditions

1.  Sale, Purchase and Transfer of Intellectual Property Rights.

A.  Assets. Subject to the terms and conditions of this Agreement, at the Closing referred to herein, TRANSFERORS agree to sell, transfer and assign and Acquiror agrees to purchase and accept on the terms stated herein, all of TRANSFERORS' right, title and interest in and to the Assets as listed in Exhibit A, including, without limitation, all contracts, contract rights, licenses, licenses, notifications, approvals and authorizations.

B.  Transferring Assets and Licenses. At the Closing, TRANSFERORS will assign, transfer or convey, or cause to be assigned, transferred or conveyed to ACQUIROR or a Designee, if applicable, the Assets as listed in Exhibit A.

2.  Purchase Price / Consideration.

Purchase Price. Six Hundred Thousand Dollars ($600,000), payable with the quantity of shares of Neuropathix, Inc. restricted Common Stock, par value $.001 per share pursuant to the schedule of closings and issuances outlined on Exhibit B – Schedule Issuance of Shares (the “ACQUIROR Shares” or “Consideration”). Closing shall occur in one (1) installment for Reitz and five (5) installments for Brenneman. In addition to the issuances of the ACQUIROR Shares, additional cash payments shall be made by the Acquiror to Brenneman pursuant to Exhibit B – Schedule of Issuance of Shares (the “Additional Consideration”) to cover the tax liability that may or may not occur in relation to the issuances of shares to Brenneman. Such Additional Consideration shall not exceed Brenneman’s tax costs incurred based upon the issuance of ACQUIROR Shares to Brenneman.

B. Delivery of Shares. Immediately upon execution and delivery of this Agreement, ACQUIROR shall cause the ACQUIROR Shares to be delivered to TRANSFERORS.

3. Closing.

The Initial Closing of the Transaction (“Initial Closing”) shall be held at the offices of Neuropathix, Inc., 3805 Old Easton Road, Doylestown, PA 18902 on or before December 21, 2020 (the “Initial Closing Date”).

4.  ACQUIROR’s Representations and Warranties.

ACQUIROR represents and warrants to TRANSFERORS the following, each of which is true and correct as of the date hereof:

A.  Ownership of the Shares.

ACQUIROR owns all right, title and interest to the ACQUIROR Shares free and clear of all voting trusts, agreements, arrangements, encumbrances, liens, claims, equities and liabilities. ACQUIROR has full and complete authority to transfer the ACQUIROR Shares and is conveying clear and unencumbered title to the ACQUIROR Shares to TRANSFERORS.

B.  No Other Representations and Warranties.

Other than as set forth in Section 4(a) above, the ACQUIROR Shares are being transferred “as-is,” and ACQUIROR makes no other representations or warranties in connection with the ACQUIROR Shares or the Transaction.

C.  Shares Currently Subject to SEC Rule 144 Resale Restriction.

The ACQUIROR Shares being sold hereunder are subject to a Rule 144 Resale Restriction and bear the following restrictive legend:

“The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the ‘Act’) nor qualified under the securities laws of any states, and have been issued in reliance upon exemptions from such registration and qualification for nonpublic offerings.  Accordingly, the sale, transfer, pledge, hypothecation, or other disposition of any such securities or any interest therein may not be accomplished except pursuant to an effective registration statement under the Act and qualification under applicable State securities laws, or pursuant to an opinion of counsel, satisfactory in form and substance to the Company to the effect that such registration and qualification are not required.”

D.  Delivery of Shares on Statement of Account.

ACQUIROR shall cause Securities Transfer Corporation, the Company’s SEC registered transfer agent to produce a statement of account evidencing the TRANSFERORS’ ownership of Shares. The total number of shares of the restricted Common Stock, par value $.001 per share of Neuropathix, Inc. to be issued to each Transferor is set forth in accordance with the schedule of closings and issuances outlined on Exhibit B – Schedule Issuance of Shares.

E.  Inventor Royalty License Agreement (Exhibit C)

F.  Assignment of Patents and Intellectual Property (Exhibit D)

After the intial closing, but prior to January 31, 2021, ACQUIROR shall deliver separate Scientific Advisory Board Agreements and Stock Option Agreements to Allen Reitz and Douglas Brenneman.

5.  TRANSFERORS’ Representations and Warranties.

TRANSFERORS, jointly and severally, represents and warrants to ACQUIROR the following, each of which is true and correct as of the date hereof:

A.	Representations of TRANSFERORS.

i.TRANSFERORS represents to ACQUIROR that:

a.  Organization, Standing and Authority.

Fox Chase Chemical Diversity, Inc. is a legally organized corporation under the laws of the state of Delaware and Allen Reitz is a co-owner with >50% ownership of the company; and

Advanced Neural Dynamics, Inc. is a legally organized corporation under the laws of the state of Delaware and under the control and ownership of Douglas Brenneman.

B.  Authorization of Agreement; Authority.

The execution, delivery and performance of this Agreement by TRANSFERORS has been duly authorized by all necessary corporate and partnership actions of TRANSFERORS, and this Agreement constitutes the valid and binding obligation of TRANSFERORS, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The execution, delivery and performance of this Agreement by TRANSFERORS will not (a) violate or conflict with TRANSFERORS corporate power and authority; (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to TRANSFERORS; or (c) subject to the receipt of appropriate consents as specified in this Agreement as of the Closing Date, conflict with, or result in the breach of the provisions of, or constitute a default under, any agreement, license, permit or other instrument to which TRANSFERORS is a party or is bound or by which the Assets are bound.

C.  Material Contracts.

All of the Material Contracts which are to be transferred to ACQUIROR at Closing, if any, have not been further modified, or amended. A Material Contract shall mean a Contract which involves payments, performance of services or delivery of goods by or to TRANSFERORS after the Closing Date in an amount with any value.

To the extent that any invention included within Exhibit A has been funded in whole or in part by the United States government through the National Institutes of Health (“NIH”), the United States government retains certain rights in such invention as set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations.  ACQUIROR acknowledges and shall comply with these regulations, including the obligation that commercial products derived thereof used or sold in the United States be manufactured substantially in the United States.  Nothing contained in this Agreement obligates or shall obligate AND or FOX to take any action that would conflict in any respect with its past, current or future obligations to the United States Government.

D.  Litigation and Compliance with Laws.

There are no judicial or administrative actions, proceedings or investigations pending or, to the best of TRANSFERORS’ knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by TRANSFERORS in connection with this Agreement. There is no claim of infringement, litigation, proceeding or governmental investigation pending or, to the best of TRANSFERORS’ knowledge, threatened, or any order, injunction or decree outstanding which, if decided unfavorably, would have a Material Adverse Effect on ACQUIROR.

E.  Delivery of the Assets.

TRANSFERORS have, or will have on the Closing Date, good and marketable title (which includes leasehold title if applicable) to the Assets to be transferred to ACQUIROR on the Closing Date. (see: Exhibit A – Schedule of Assets; Exhibit F – Assignment of Patents and Intellectual Property).

F.  Authorization of Transaction. TRANSFERORS have the full power and authority to execute and deliver this Agreement and any other agreements contemplated hereby or thereby, and to perform TRANSFERORS’ obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of TRANSFERORS, enforceable against TRANSFERORS in accordance with its terms and conditions. TRANSFERORS need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. However, TRANSFERORS and ACQUIROR acknowledge that the NIH have certain rights to the Intellectual Property listed in Exhibit A including a non-exclusive license to use such Intellectual Property and that the NIH will be notified as to the change in assignment of the Intellectual Property and the transaction once complete.

G.  Disposition of ACQUIROR Shares.

i.  Generally. TRANSFERORS has no present intention to divide TRANSFERORS’ participation with others or to resell or otherwise dispose of all or any part of the ACQUIROR Shares. TRANSFERORS has no present intention of participating in the formulation, determination or direction of the basic business decisions of the Company.

ii.Compliance with Securities Act. TRANSFERORS agrees that if TRANSFERORS sells or distributes the ACQUIROR Shares in the future, TRANSFERORS shall sell or distribute them pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and any applicable “Blue Sky” laws. TRANSFERORS agree that TRANSFERORS will not transfer any part of the ACQUIROR Shares without (i.) effective registration under the Securities Act and applicable Blue Sky laws, or (ii.) obtaining an opinion of counsel satisfactory in form and substance to counsel for the Company stating that the proposed transaction will not result in a prohibited transaction under the Securities Act and the applicable Blue Sky laws.

6.  Indemnification.

A.  Subject only to Section 6(B) of this Agreement, in no event shall TRANSFERORS be liable for any use by ACQUIROR of the Assets. ACQUIROR assumes all liability for damages which may arise from its use, storage, disposal or sale of the Assets and/or a product containing an Asset. TRANSFERORS shall not be liable to ACQUIROR for any loss, claim or demand made by ACQUIROR, or made against ACQUIROR by any other party, due to or arising from the use of the Assets by ACQUIROR. ACQUIROR agrees to defend, indemnify, and hold harmless TRANSFERORS, its trustees, officers, employees, and agents from any loss, claim, injury, damage, expense or liability (including attorney's fees), of whatsoever kind or nature, which may arise from or in connection with this Agreement, including but not limited to: (i.) ACQUIROR’s use, handling, storage or sale of the Assets or a product containing an Asset; (ii.) any act or omission by ACQUIROR or any ACQUIROR employee, agent, director, or officer; and (iii.) any breach of this Agreement.

B.  TRANSFERORS agree, jointly and severally, to save, defend, indemnify and hold ACQUIROR and its officers and directors, parents, subsidiaries, shareholders, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any loss, claims, liabilities, damages, costs and expenses, including attorneys' fees incurred with respect to third party claims resulting from, based upon, or related to ACQUIROR’s right, title or interest in and to the Assets.

7.  Defense of Claims by Third Parties.

If any claim is made against a party that, if sustained, would give rise to a liability of the other under this Agreement, ACQUIROR or TRANSFERORS, as the case may be, shall promptly cause notice of the claim to be delivered to the other and shall notify the other party and its counsel of its obligation to defend such claim, at such other party’s sole expense. The obligation to defend indemnity claims shall be the responsibility of each party for a period of two (2) years, with counsel satisfactory to the party against which such claim is made.

8.  Miscellaneous.

A.  Expenses.

Except as otherwise provided for herein, each Party hereto shall be responsible for its or his own expenses accrued in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement, including fees of his or its respective attorneys, accountants or consultants.

B.  Successors and Assignees.

All covenants, representations, warranties and agreements of the Parties contained herein shall be binding upon and inure to the benefit of their respective heirs, executors, administrators, personal representatives, successors and assignees.

C.  Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly set forth herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, including any such person or entity asserting rights as a third party beneficiary with respect to intellectual property matters. No assignment of this Agreement or any rights or obligations hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other party and any attempted assignment without the required consent shall be void.

D.  Entire Agreement.

This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements and understandings of the Parties in connection herewith and therewith.

E.  Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts of law principles.

F.  Attorneys’ Fees.

If either Party hereto commences an arbitration or other action against the other Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms hereof, the prevailing Party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing Party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

G.  Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

H.  Notices.

If to TRANSFERORS:

Fox Chase Chemical Diversity Center, Inc.

3805 Old Easton Road

Doylestown, PA

c/o: Allen Reitz, CEO

Email: AReitz@fc-cdci.com

With Additional Notice to:

Allen B. Reitz, Ph.D

109 Greenbriar Road

Lansdale, PA 19446

Email: AReitz@fc-cdci.com

If to TRANSFERORS:

Advanced Neural Dynamics, Inc.

3805 Old Easton Road

Doylestown, PA

c/o: Douglas Brenneman, CEO

Email: dbrenneman@advneuraldynamics.com

With Additional Notice to:

Douglas Brenneman

121 Kingston Way

North Wales, PA 19454

c/o: Douglas Brenneman

Email: dbrenneman@advneuraldynamics.com

If to ACQUIROR:

Neuropathix, Inc.

3805 Old Easton Road

Doylestown, PA 18902

c/o: Dean Petkanas, CEO

Email: dean@neuropathix.com

I.  Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

J.  Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all Parties hereto and taken together shall constitute a single agreement, binding against each of the Parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the Parties has executed this Intellectual Property Rights Purchase and Transfer Agreement on the day and year first written above.

ACQUIROR:

NEUROPATHIX, INC.

/s/ Dean Petkanas

By: Dean Petkanas

Its: CEO

TRANSFERORS:

FOX CHASE CHEMICAL DIVERSITY CENTER, INC.

/s/ Allen B. Reitz

By: Allen B. Reitz, Ph.D.

Its: CEO

ADVANCED NEURAL DYNAMICS, INC.	DOUGLAS BRENNEMAN

/s/ Douglas Brenneman	/s/s Douglas Brenneman
By: Douglas Brenneman, Ph.D.	By: Douglas Brenneman, Ph.D.
Its. CEO

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EXHIBIT A – SCHEDULE OF ASSETS

All patents, patents applications, trademarks, research and development materials including in issued patents, published patent applications or that are unpublished, and raw materials, including compounds in storage, comprised of the anti-seizure and neuroprotective compounds listed in the attached Excel spreadsheet entitled “AND-FCCDC Anticonvulsants 10 Dec 2020”, including, but not limited to, AND-257, AND-283, AND-287, AND-302, AND-363, AND-378, AND-380, AND-381, AND-383, AND-406, AND-407, and AND-408, also referenced in and by the following (the “Intellectual Property” or “IP”):

(a.)	Issued US Patent 8,609,849 B2 (Dec. 17, 2013) – “Novel Hydroxylated Sulfamides Exhibiting Neuroprotective Action and Their Method of Use”;

(b.)	Know-how, compounds, and strategy described in the following published and absondoned patent applications:

US 2012/0302546 A1 (Nov. 29 2012),

WO 2011/097337 A1 (Aug. 11, 2011),

US 2013/0253022 A1 (Sept. 26, 2013), and

WO 2012/074784 A2 (June 7, 2012).

(c.)	All technology and conceptions described in the attached strategy section of a Phase 2 SBIR grant application pertaining to the aforementioned body of Intellectual Property.

(d.)	All other patents, pending and/or granted pertaining to chemical compositions identified as the Intellectual Property, for composition of matter and for the method of use for epilepsy and related neurological and neurodegenerative disorders and indications. This shall also include, but not limited to, drafts of provisional and non-provisional applications that contain at least one of the above referenced compounds.

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Terms of Acquisition	Fox Chase Chemical Diversity Center, Inc. (“Fox Chase”)	Douglas Brenneman (“Brenneman”) / Advanced Neural Dynamics (“AND”)
Upfront Stock Grant in Consideration for the Sale of the Assets in Exhibit A

Fox Chase Chemical Diversity Center, Inc. Closing Date for issuance of shares to be scheduled on or before December 11, 2020, Fox Chase Chemical Diversity Center, Inc. shall be issued, 1,000,000 shares of Neuropathix, Inc. Common Stock, par value $.001 per share at a price of $.30 per share.

Brenneman-AND Initial Closing Date for issuance of shares to be scheduled on or about January 5, 2021, Brenneman-AND shall be issued such amount of shares as equal to the compliment of $60,000 divided by the average ten (10) day closing price of Neuropathix, Inc. Common Stock, par value $.001, prior to January 5, 2021 (the “Initial Installment Issuance”).

In no case will the Initial Installment Issuance price be a price below $.30 per share or higher than $.60 per share.

For subsequent closings, the share price for issuance of additional tranches of $60,000 (in year 2, 3, 4 and year 5) in value, will be determined by the average ten (10) day closing price of Neuropathix, Inc. Common Stock prior to each scheduled Installment Issuance Date. There will be no floor or ceiling in the range of price per share.

Schedule of Installments	Single Installment Issuance Date: on or before December 11, 2020.

Initial Installment Issuance Date: January 5, 2021.

Second Installment Issuance Date: January 4, 2022.

Third Installment Issuance Date: January 3, 2023.

Fourth Installment Issuance Date: January 2, 2024.

Fifth Installment Issuance Date: January 2, 2025.

Cash Payments to Offset Tax on Shares	None.

Fifteen Thousand Five Hundred Dollars ($15,000) in cash annually, payable in quarterly installments of Three Thousand One Seven Hundred Fifty ($3,750), payable on March 30; June 30; September 30 and December 31 of each year of an installment issuance (the “Quarterly Due Offset Payments”). Quarterly Due Offset payments are to be netted out against actual tax costs incurred based upon the issuance of Common Stock at a cost exceeding Doug Brenneman and/or AND’s basis.

Ten Percent (10%) Penalty For Failure to Pay Offset Fees	None.

In the event a Quarterly Due Offset Payment is not made within thirty (30) days of the due date of such Quarterly Due Offset Payment (“Offset Default”), the amount payable will be Four Thousand One Hundred Twenty Five Dollars ($4,125) in total for each such Offset Default.

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EXHIBIT B – SCHEDULE ISSUANCE OF SHARES

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EXHIBIT C – INVENTOR ROYALTY LICENSE AGREEMENT

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EXHIBIT D – ASSIGNMENT OF PATENTS AND INTELLECTUAL PROPERTY